Exhibit 3.21

RESTATED

CERTIFICATE OF INCORPORATION

OF

ATHENIAN LEASING CORPORATION

Pursuant to Sections 242 and 245 of

the General Corporation Law of

the State of Delaware

ATHENIAN LEASING CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), in order to amend and restate its Certificate of Incorporation pursuant to Sections 242 and 245 of the GCL, certifies as follows:

1. The name of the Corporation is Athenian Leasing Corporation. The Corporation was originally incorporated under the name DunsGate, Inc. and its original Certificate of Incorporation was filed with the Delaware Secretary of State on August 30, 1991.

2. The Board of Directors of the Corporation, at a meeting of directors of the Corporation held on December 17, 1997 in Wilmington, Delaware, duly adopted a resolution proposing and declaring advisable the adoption of a Restated Certificate of Incorporation of the Corporation in the form hereinafter set forth in Item 7.

3. The sole stockholder of the Corporation, pursuant to the provisions of Section 228 of the GCL, duly adopted such amendment and restatement of the Certificate of Incorporation at a meeting held on December 17, 1997.

4. The authorized capital of the Corporation shall not be increased or reduced under or by reason of this amendment and restatement of the Certificate of Incorporation.

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 05/26/1998

981202033 - 2272473

5. This Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation.

6. This Restated Certificate of Incorporation and the amendments made hereby were duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the GCL.

7. The text of the Certificate of Incorporation is hereby amended and restated so as to read in its entirety as follows:

RESTATED

CERTIFICATE OF INCORPORATION

OF

ATHENIAN LEASING CORPORATION

FIRST: The name of the Corporation is Athenian Leasing Corporation.

SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The registered agent of the Corporation at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided that the Corporation’s activities shall be confined to the maintenance and management of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, all as defined in, and in such manner to qualify for exemption from income taxation under, § 1902(b)(8) of Title 30 of the Delaware Code.

FOURTH: The Corporation shall have authority to issue one thousand (1,000) shares of common stock, having a par value of one dollar ($1.00) per share.

FIFTH: The Corporation shall indemnify directors and officers of the Corporation to the fullest extent permitted by law.

SIXTH: A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent that such liability may be eliminated under the Delaware General Corporation Law as in effect from time to time.

SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the bylaws of the Corporation. The directors need not be elected by ballot unless required by the bylaws of the Corporation.

EIGHTH: The books of the Corporation will be kept (subject to the provisions contained in the General Corporation Law) in the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

NINTH: the board of directors is expressly prohibited from making, amending and repealing the bylaws without the consent in writing of the holders of all shares issued and outstanding at the time.

TENTH: The corporation may not, without the consent in writing of the holders of all shares issued and outstanding at the time, amend or repeal any provision contained in this Certificate of Incorporation.

ELEVENTH: Except with respect to (i) transactions with affiliates, (ii) transactions involving assets having a value of less than $2,500 and (iii) disbursements of funds in the ordinary course of business from the Corporation’s accounts with financial institutions, the Corporation may not lease, sell, exchange, transfer, license, assign or dispose of any of the assets of the Corporation without the consent in writing of the holders of all shares issued and outstanding at the time. Nothing in this Article ELEVENTH shall restrict the disbursement of funds from the Corporation’s accounts with financial institutions as and when approved by the directors (in accordance with the bylaws).

TWELFTH: The Corporation may not pledge any of its assets, or create a security interest in any of its assets, without the consent in writing of the holders of all shares issued and outstanding at the time.

THIRTEENTH: The Corporation shall have no power and may not be authorized by its stockholders or directors (i) to perform or omit to do any act that would prevent, inhibit, or cause the Corporation to lose its status as a corporation exempt from the Delaware Corporation Income Tax under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law, or (ii) to conduct any physical activities in any state other than Delaware which could result in the Corporation being subject to the taxing jurisdiction of any state other than Delaware.

IN WITNESS WHEREOF, Athenian Leasing Corporation has caused this Restated Certificate of Incorporation to be duly executed in its corporate name this 12th day of May, 1998.

ATHENIAN LEASING CORPORATION

By	/s/ Gordon W. Stewart
Gordon W. Stewart
Secretary
[SEAL]

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